Exhibit 99.1

Portage Fintech Acquisition Corporation Announces Pricing of Upsized US$240 Million Initial Public Offering

NEW YORK, July 20, 2021 /PRNewswire/ – Portage Fintech Acquisition Corporation (the “Company”) today announced that it priced its initial public offering of 24,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Stock Market, LLC (“Nasdaq”) and will trade under the ticker symbol “PFTAU” beginning July 21, 2021. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “PFTA” and “PFTAW,” respectively. The offering is expected to close on July 23, 2021, subject to customary closing conditions.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. The Company is led by:

●	Steve Freiberg (Chairman): Former CEO of Etrade and Co-Chairman and CEO of Citigroup’s Global Consumer Group, current Board Vice Chair of SoFi and Board Member of MasterCard

●	Adam Felesky (CEO and Board Member): Co-Founder and CEO of Portage Ventures

●	Ajay Chowdhery (CFO, COO and Board Member): Former Vice President of Corporate Development at Visa

In addition to a highly experienced management team, the Company will also benefit from a Board of Directors whose members are deeply immersed in the FinTech community, have extensive deal execution experience, experience operating and overseeing public companies, and long track records of value creation. In addition to Steve, Adam and Ajay, the board includes:

●	Stuart C. Harvey Jr: Former Chairman of Paysafe Group, former Chairman, CEO and President of Ceridian

●	Tom Hutton: Managing Partner of XL Innovate, Chairman of SoFi, and former Director of Lemonade

●	Paul Desmarais III: Chairman and CEO of Sagard Holdings, Co-Founder and Chairman of Portage Ventures

●	Seraina Macia: Co-Founder and CEO of Joyn Insurance, former EVP of AIG

●	Jason Pate: Head of Corporate Strategy and Development at Plaid.

While the Company may pursue an initial business combination target in any business, industry or geographic location, the Company intends to target companies operating in industries that complement its team’s background and capitalize on its ability to source and acquire businesses in the financial technology (“FinTech”) or financial services ecosystem.

Goldman Sachs & Co. LLC, BTIG, LLC, and Scotia Capital (USA) Inc. are acting as joint book-running managers for the offering with SoFi Securities, LLC serving as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made in the United States only by means of a prospectus. Copies of the prospectus relating to the offering, when available, may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com and BTIG, LLC, 65 East 55th Street, New York, NY, 10022, by email at ProspectusDelivery@btig.com. Copies of the prospectus relating to this offering, when available, may also be obtained for free by visiting EDGAR on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

A registration statement relating to the securities became effective on July 20, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the closing of the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Portage Fintech Acquisition Corporation

Portage Fintech Acquisition Corporation (the “Company”) is a newly organized blank check company sponsored by PFTA I LP. The Company’s sponsor is affiliated with Portage Ventures (“Portage”), a global FinTech-focused venture capital platform. Portage is an affiliate of multi-strategy alternative asset manager, Sagard Holdings Inc. (“Sagard”), which has offices in Canada, the United States and France, and a presence in Southeast Asia.

Contact

Email: media@portagespac.com

SOURCE Portage Fintech Acquisition Corporation